Exhibit 10.52

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
LICENSE AGREEMENT
     LICENSE AGREEMENT dated December 30, 2005 by and between IDM Pharma, Inc., a Delaware corporation (“IDM”), and Pharmexa, Inc., a Delaware corporation (hereinafter “Pharmexa”) (each, a “Party” and, collectively, the “Parties”).
WITNESSETH:
     WHEREAS, IDM and Pharmexa have entered into an Asset Purchase Agreement dated November 23, 2005 (the “Asset Purchase Agreement”);
     WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the Parties enter into this Agreement;
     WHEREAS, pursuant to the Asset Purchase Agreement, Pharmexa has acquired IDM’s entire right and title to PADRE®; and
     WHEREAS, IDM desires to obtain a license to PADRE® and the related Licensed Patents and Licensed Know-How, and Pharmexa is willing to grant such license and right to IDM, subject to the terms and conditions hereinafter set forth;
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be bound, and it being understood that the above recitals shall have the same value as the stipulations that follow, the Parties hereby agree as follows:
     ARTICLE 1. CERTAIN DEFINITIONS.
     As used in this Agreement, each term listed below has the meaning which is given after it:
     1.1 “Affiliate” means, with respect to each Party, any person, corporation or other business entity that controls, is controlled by or is under common control with such Party, but for only so long as such control exists. For the purpose of this definition, “control” means the ability, directly or indirectly, to vote or direct the vote of fifty percent (50%) or more of the outstanding voting stock of an entity (or other form of ownership interest with respect to an entity that is not a corporation), or to otherwise direct or cause the direction of the management and policies of an entity.
     1.2 “Breach” has the meaning set forth in Section 8.2(b).
     1.3 “Cancer” means any disease caused or characterized by an uncontrolled or abnormal cell division or growth within any part of the body, irrespective of cause or origin.
     1.4 “Confidential Information” of a Party means any confidential or proprietary information (including any technology, know-how, Patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of such Party or any Affiliate, predecessor or successor of such Party (whether prepared by such Party or by any other person and whether or not in written form) that is or has been made available to the other Party or any of its Affiliates or representatives, including but not limited to information related to PADRE®.
     1.5 “Effective Date” means the date of this Agreement first written above.
     1.6 “Field” means all Cancer indications other than (i) indications covered by exclusive rights to use PADRE® for Cancer indications previously licensed by IDM (through its predecessor, Epimmune Inc.) to Pharmexa A/S described in Schedule A and (ii) other exclusive rights to use PADRE® for Cancer indications granted by IDM to Third Parties as described on Schedule A.
     1.7 “IDM Cancer Product” means a pharmaceutical product directed exclusively for the treatment of Cancer that was conceived by IDM and for which IDM makes substantive development efforts [. . . *** . . .] . For the purpose of clarification, an IDM Cancer Product shall not include (i) products conceived and/or developed [. . . *** . . .] and (ii) products conceived by IDM but for which no substantive efforts towards development are made by IDM.
     1.8 “Indemnitee” means a Person entitled to indemnification pursuant to Article 7.
     1.9 “Indemnitor” means a Person required to indemnify another Person pursuant to Article 7.
     1.10 “Invention” has the meaning set forth in Section 4.4.
     1.11 “Licensed Know-How” means all methods, procedures, trade secrets, formulas, techniques, assays, protocols, procedures, processes, systems, specifications, data, sequence information, algorithms, computer models, results of clinical trials and technical data owned or controlled by Pharmexa as of the Effective Date or during the term of this Agreement, including any Inventions, which are not included in the Licensed Patents, in each case which are necessary or useful for the commercial exploitation of the Licensed Patents and which are not generally publicly known, including, without limitation, any such methods, procedures, trade secrets, formulas, techniques, assays, protocols, procedures, processes, systems, specifications, data, sequence information, algorithms, computer models, results of clinical trials and technical data assigned to Pharmexa by IDM under the Asset Purchase Agreement that are necessary or useful for the commercial exploitation of the Licensed Patents.
     1.12 “Licensed Patents” means all Patents owned or controlled by Pharmexa that relate to PADRE®, including without limitation those listed on Schedule B, and any abandoned parent applications of any Patents listed therein.
     1.13 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     1.14 “PADRE®” or a pan-DR epitope or pan-DR peptide means a family of proprietary molecules that are universal helper T cell epitopes capable of binding antigen binding sites on major histocompatibility complex (MHC) molecules encoded by substantially all alleles of a DR locus, including, without limitation, peptides claimed or disclosed in United Sates Patent Application Serial No. 08/121,101 filed September 14, 1993 or any patent applications, such as continuing applications (including, without limitation, any continuations, continuations-in-part or divisional thereof) or patents issuing therefrom. Such peptides are also referred to as pan DR binding epitopes or peptides and include, without limitation, AKXVAAWTLKAAA (using the single letter designation for amino acids), wherein X is cyclohexylalanine or phenylalanine, and other peptides claimed and/or disclosed in the Patents described in this Section 1.13.
     1.15 “Parties” means Pharmexa and IDM, collectively.
     1.16 “Party” means either Pharmexa or IDM, as the context may require.
     1.17 “Patents” means all U.S. patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, reexaminations, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part, divisions, continued prosecution applications, and requests for continued examination thereof, and any foreign equivalents of any of the foregoing.
     1.18 “Person” means any individual, corporation, partnership, limited liability company, private or public institution, group, tribunal, government authority or other entity.
     1.19 “Third Party” means any Person other than IDM, Pharmexa, or their respective Affiliates.
     ARTICLE 2. LICENSE GRANT.
     2.1 Grant of License.
          (a) Pharmexa hereby grants to IDM a non-exclusive, perpetual, royalty-free, fully paid up, worldwide license, with the right to grant sublicenses (subject to the limitations set forth in Schedule 2.1(b)), under the Licensed Technology to research, develop, make, have made, use, import, export, sell, offer for sale, promote, market, distribute, commercialize, and have sold, distributed and commercialized IDM Cancer Products in the Field (the “License”).
          (b) Notwithstanding anything to the contrary set forth in this Agreement, IDM may not grant sublicenses to, sell, or otherwise transfer its rights to the Licensed Technology set forth in Section 2.1(a) other than in connection with the sublicense, sale or transfer of an IDM Cancer Product and as permitted pursuant to Section 10.4. Each such sublicense granted by IDM will limit the sublicensee’s use of the Licensed Technology to the development and commercialization of the specific IDM Cancer Product that is the subject of the sublicense.

     2.2 Rights Retained by Pharmexa. Notwithstanding anything to the contrary herein, Pharmexa retains all rights under the Licensed Technology not explicitly granted to IDM under Section 2.1.
     2.3 Reasonable Access. Pharmexa will provide IDM with reasonable access to appropriate personnel of Pharmexa via telephone, facsimile or electronic mail during Pharmexa’s regular business hours in order to discuss questions relating to the use of the Licensed Technology, not to exceed a total of [. . . *** . . .] per month, up to a maximum of [. . . *** . . .] during the first year of this Agreement and a maximum of [. . . *** . . .] during each succeeding year.
     ARTICLE 3. CONSIDERATION FOR LICENSE.
     3.1 Consideration. Pharmexa acknowledges and agrees that the sole consideration for the grant of the License is the consummation by IDM of the transactions contemplated by the Asset Purchase Agreement. No other license fees, milestones, royalties or other consideration shall be paid or given to Pharmexa by IDM for the rights granted under this Agreement.
     ARTICLE 4. PATENTS.
     4.1 No Assignment. The License shall not constitute an assignment of the Licensed Technology, nor a grant to IDM of any ownership right or title therein or any other right, other than the use of PADRE® and practice of the Licensed Technology in accordance with the terms of this Agreement. Nothing contained in this Agreement shall be construed as conferring upon IDM by implication, estoppel or otherwise any license or other rights under any patent or unpatented technology belonging to Pharmexa, except rights expressly granted hereunder to IDM.
     4.2 Patent Filing, Prosecution and Maintenance.
          (a) Pharmexa shall be responsible for and have complete discretion in connection with the preparation, filing, prosecution, defense and maintenance of the Licensed Patents. Pharmexa shall keep IDM informed of all material developments pertaining to the Licensed Patents and give consideration to IDM’s recommendations and concerns regarding the prosecution and maintenance of the Licensed Patents.
          (b) Pharmexa will pay all costs associated with the prosecution and maintenance of the Licensed Patents.
          (c) Pharmexa shall not allow an issued Patent included in the Licensed Patents to lapse without providing prior written notice to IDM. In the event that Pharmexa decides to abandon or discontinue the prosecution or maintenance of any of the Licensed Patents, IDM shall have the right to undertake such prosecution or maintenance in its own name at its expense through counsel of its own choosing. If IDM exercise such right, (i) Pharmexa shall provide such cooperation as IDM may request, at IDM’s expense, including but not limited to

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

delivering to IDM all records pertaining to such Patent executing any and all documents as may be needed to assign such Licensed Patent to IDM, without additional consideration being payable by IDM for such assignment other than actual costs associated with such transfer, and (ii) upon assignment, such Patent shall cease to be a Licensed Patent. In such event, IDM will grant to Pharmexa a non-exclusive, perpetual, royalty-free, fully paid up license under such Patent, with the right to grant sublicenses to research, develop, make, have made, use, import, sell, offer for sale, promote, market, distribute, commercialize and have sold pharmaceutical products in the country in which the Patent is granted.
     4.3 Infringement Actions.
          (a) In the event that a Party becomes aware of actual or threatened infringement by a Third Party of any of the Licensed Patents anywhere in the world, such Party shall (i) promptly notify the other Party in writing of the occurrence such infringement and (ii) provide the other Party with the full details of any such infringement to the best of its knowledge.
          (b) Pharmexa shall have the exclusive right to commence a lawsuit to enjoin the infringing activity or take such other action against the Third Party as it determines is appropriate, at Pharmexa’s expense. IDM will cooperate with Pharmexa at Pharmexa’s request in connection with any such action. IDM will have the right to participate in any legal action commenced by Pharmexa against the Third Party through counsel of its own choosing at its expense, provided that Pharmexa will control all elements of the prosecution of the legal action against the Third Party, including all decisions to enter into settlements, judgments or other arrangements. In such case, the amount, if any, recovered in an action against a Third Party found liable for infringing the Licensed Patents, whether by judgment, award, decree or settlement, shall be applied as follows: (i) first, to reimburse Pharmexa for its legal fees and other litigation expenses incurred in connection with the prosecution of such action; (ii) second, to reimburse IDM for its legal fees and other litigation expenses incurred in connection with the prosecution of such action; and (iii) the balance shall be allocated among the Parties as they shall [. . . *** . . .].
     4.4 Inventions. Each Party shall promptly notify the other Party in writing of any and all discoveries, inventions or improvements that specifically pertain to PADRE® (or any part thereof) or methods of its use conceived or reduced to practice by any employee or contractor of such Party during the term of this Agreement (“Inventions”). Inventorship of Inventions shall be determined in accordance with the rules of inventorship under United States patent laws. All right, title and interest to any Inventions made by IDM will be assigned to Pharmexa and Pharmexa shall have the first right to file, prosecute and maintain Patents on Inventions at its expense through counsel of its own choosing. Any Patents on Inventions become Licensed Patents upon filing. With respect to any Invention, if Pharmexa does not take steps to prepare and file a patent application within [. . . *** . . .] after disclosure of such Invention by either Party, or if it files an application but subsequently elects to abandon such application, IDM

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

shall have the option to undertake such filing and/or prosecution and Pharmexa shall provide such cooperation as IDM may request, at IDM’s expense, including but not limited to delivering to the IDM all records reasonably necessary for the filing and prosecution of the patent application claiming or disclosing such Invention and executing any and all documents as may be needed to assign such Invention and patent application to the IDM, without additional consideration being payable for such assignment, and upon assignment such Patent shall cease to be a Licensed Patent.
     4.5 Infringement of Third Party Rights. If the sale of any product by a Party is determined or alleged to infringe, or if a party receives notice of or is sued for infringement of, a Patent owned or licensed by a Third Party, the Parties shall meet to discuss what action should be taken if such infringement claim is based on the use of PADRE® in the development, manufacture, sale or use of the product. Each Party shall have the first right in its sole discretion to control at its own expense the defense of all charges of infringement by any Third Party arising as a result of its development, manufacture, use, sale or commercialization of its products. The other Party shall have the right to be represented by counsel of its own selection, at such other Party’s own expense, in any such action that may impact its rights to PADRE®, and shall cooperate fully in the defense of such suit, including furnishing to the other Party all relevant evidence and assistance in its control. The Party controlling the defense of any such infringement action may not settle the action or otherwise consent to an adverse judgment in such action if such settlement or judgment would diminish the rights or interest of the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

     ARTICLE 5. CONFIDENTIALITY.
     5.1 Confidentiality. The Parties acknowledge that in connection with the license and rights granted under this Agreement, the Parties may exchange Confidential Information. At all times during the term of this Agreement and for a period of [. . . *** . . .] thereafter, each Party shall keep the other Party’s Confidential Information secret and confidential and not use the other Party’s Confidential Information for any purpose other than the exercise of the rights granted under this Agreement. Notwithstanding the foregoing, each Party may disclose Confidential Information to its employees, agents, consultants and sublicensees in connection with its exercise of its rights under this Agreement, provided that the recipient Party must obtain the prior written agreement of all such employees, agents, consultants and sublicensees to whom it may disclose the other Party’s Confidential Information not to use or disclose such Confidential Information for any purpose other than those purposes permitted by this Agreement. Each Party agrees that it will take the same measures to protect the confidentiality of the other Party’s Confidential Information which it takes with respect to its own confidential and proprietary information, but not less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. For the purpose of clarification, all confidential and proprietary information regarding PADRE® in IDM’s possession or control on or prior to the Effective Date (excluding information specific to any IDM Cancer Product derived through the use of PADRE®, and which is not generally applicable to PADRE® itself) will be deemed by virtue of the transactions consummated pursuant to the Asset Purchase Agreement to be Confidential Information of Pharmexa.
     5.2 Exceptions. The obligations of a Party receiving Confidential Information from the other Party shall not apply to any information to the extent it can be established by the receiving Party by competent written proof that such information (a) was in the public domain as of the Effective Date; (b) becomes part of the public domain subsequent to the Effective Date by publication or otherwise, except by breach of Section 5.1 by the receiving Party or its employees, agents, consultants or sublicensees; (c) is received by the receiving Party from a Third Party that has the legal right to disclose such information without restriction or (d) was independently developed by employees of the receiving Party that did not have access to or knowledge of the information disclosed by the disclosing Party. Notwithstanding the foregoing, information in IDM’s possession as of the Effective Date that is being transferred to Pharmexa pursuant to the Asset Purchase Agreement will not fall within the exceptions provided by clauses (a) and (d). In addition, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following circumstances: (i) filing or prosecuting Patents as permitted by this Agreement; (ii) regulatory filings for products such Party has a license or right to develop hereunder; or (iii) disclosure to Affiliates or to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents; provided, in each case, that any such Affiliate or Third Party is subject to obligations of confidentiality and non-use comparable in scope to those set forth in this Article 5.
     5.3 Disclosure Required by Law. In the event a Party is required to disclose Confidential Information of the other Party pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or other legal process or by law, rule or regulation,

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

the receiving Party will (i) immediately notify the disclosing Party that it is subject to such legally required disclosure, (ii) consult with the disclosing Party on the advisability of taking legally available steps to resist or narrow such compelled disclosure, (iii) reasonably assist the disclosing Party, at the disclosing Party’s request and expense, in such disclosing Party’s efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, to the extent such assistance is commercially reasonable and (iv) limit disclosure to only the Confidential Information the receiving Party’s legal counsel advises must be disclosed in order to comply with the legal requirement.
     5.4 Return of Confidential Information. Upon the termination of this Agreement, each Party will return or destroy all tangible copies of any Confidential Information provided to it by the other Party, provided, that each Party may retain one (1) copy of the Confidential Information for use solely for the purpose of determining and monitoring their respective rights and obligations under this Agreement.
     5.5 Injunctive Relief. Each Party acknowledges and agrees that the other Party’s Confidential Information constitutes unique and valuable trade secrets and that the unauthorized disclosure or use of the Confidential Information would result in irreparable harm to the other Party for which monetary damages would be inadequate. Accordingly, the Parties agree that in the event of any breach or threatened breach of Section 5.1, the non-breaching Party will be entitled to obtain injunctive or other equitable relief in addition to all other remedies available to it, and the breaching Party will not claim as a defense thereto that the non-breaching Party has an adequate remedy at law. In any such action for injunctive or equitable relief the non-breaching Party shall not be required to post a bond or other security.
     5.6 Disclosure of Agreement. Except as required by law or regulation, including, without limitation, requirements of the Securities and Exchange Commission or any exchange or market upon which the securities of a Party are then traded or listed, neither Party shall release to any Third Party or publish in any way any non-public information relating to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event a disclosure is required pursuant to this Section 5.6, the disclosing Party will give reasonable advance notice to the other Party of such disclosure, will consult with the other Party as to the provisions of the Agreement to be redacted in any filings, and will use reasonable efforts to secure confidential treatment of such information.
     5.7 Scientific Publications. During the term of this Agreement, each Party shall be entitled to make scientific publications and presentations concerning its work involving PADRE® or any Inventions. To the extent any such publication or presentation (including without limitation any electronic publication or dissemination) by IDM includes information regarding PADRE® or Inventions that is not in the public domain, IDM will provide Pharmexa with the opportunity to review a copy of the proposed publication or presentation, including any proposed manuscripts or abstracts at least [. . . *** . . .] prior to its intended submission to any scientific publisher and shall not submit any such manuscript or abstract without the written authorization of Pharmexa, such authorization not to be unreasonably withheld or delayed. All such materials submitted to Pharmexa for review and approval shall be considered to be Confidential Information.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     ARTICLE 6. REPRESENTATIONS AND WARRANTIES.
     6.1 General Representations. Each Party hereby represents and warrants to the other as follows:
          (a) Authority. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to do so would not have a material adverse effect on the financial condition, business, prospects or operations of such Party, and has all requisite power and authority to execute, deliver and perform this Agreement.
          (b) Due Execution. The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a party.
          (c) No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement.
          (d) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. Such Party is not under any obligation to any person, corporation or other entity, contractual or otherwise, that is conflicting, or inconsistent in any respect, with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
     6.2 Disclaimers. Nothing in this Agreement shall be construed as:
          (a) Conferring rights to either Party to use in advertising, publicity or otherwise the name of the other Party, except as provided in the Asset Purchase Agreement or as otherwise required by law;
          (b) ANY REPRESENTATION OR WARRANTY BY EITHER PARTY, EXPRESS OR IMPLIED, OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; or
          (c) Any representation or warranty by Pharmexa with regard to any matter having to do with PADRE® or the use thereof, including but not limited to the validity or scope of the Licensed Patents.

     ARTICLE 7. INDEMNIFICATION.
     7.1 Indemnification.
          (a) Pharmexa shall indemnify, defend and hold IDM, its Affiliates and their respective officers, directors, stockholders, employees and agents (each, an “IDM Indemnitee”) harmless from and against any and all liability, loss, damage, cost or expense, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) incurred by such IDM Indemnitee as a result of any Third Party claim, action, suit or proceeding attributable to or arising from (i) any breach by Pharmexa of any of its representations, warranties or covenants set forth in this Agreement; (ii) Pharmexa’s or its Affiliates’ or licensees’ (other than IDM’s and its Affiliates’ and sublicensees’) development, manufacture, use, sale, promotion, marketing, distribution or commercialization of products containing or incorporating the Licensed Technology; or (iii) gross negligence or willful misconduct on the part of Pharmexa in performing under this Agreement, except to the extent that such Losses are attributable to the breach by IDM of any of its representations, warranties or covenants set forth in this Agreement or the willful misconduct or gross negligence of an IDM Indemnitee.
          (b) IDM shall indemnify, defend and hold Pharmexa, its Affiliates and their respective officers, directors, stockholders, employees and agents (each, a “Pharmexa Indemnitee”) harmless from and against any and all Losses incurred by such Pharmexa Indemnitee as a result of any Third Party claim, action, suit or proceeding attributable to or arising from (i) any breach by IDM of any of its representations, warranties or covenants set forth in this Agreement; (ii) IDM’s or its Affiliates’ or sublicensees’ development, manufacture, use, sale, promotion, marketing, distribution, or commercialization of products containing or incorporating the Licensed Technology; or (iii) gross negligence or willful misconduct on the part of IDM in performing under this Agreement, except to the extent that such Losses are attributable to the breach by Pharmexa of any of its representations, warranties or covenants set forth in this Agreement or the willful misconduct or gross negligence of a Pharmexa Indemnitee.
     7.3 Certain Procedures Regarding Indemnification. All claims for indemnification under this Agreement shall be made as follows:
          (a) In the event a claim is made against an Indemnitee for which the Indemnitee would be entitled to indemnification hereunder (a “Claim”), the Indemnitee shall notify the Indemnitor of such Claim, specifying the nature and the amount of the Claim (the “Claim Notice”). The Claim Notice must be delivered within [. . . *** . . .] after the Indemnitee becomes aware of the Claim, provided that the failure of the Indemnitee to comply with such requirement shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor is materially prejudiced in the defense of the Claim due to such failure on the part of the Indemnitee. The Indemnitor shall have the right to undertake and control the defense of any Claim at its expense through counsel of its own choosing (subject to the Indemnitee’s consent to such counsel, which consent may not be unreasonably withheld or delayed). If the Indemnitor undertakes the defense of a Claim: (i) the Indemnitor shall not permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnitee; (ii) the Indemnitor may

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

not settle such action without first obtaining the written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, except for settlements solely covering monetary matters for which the Indemnitor acknowledges responsibility for payment; and (iii) the Indemnitor shall permit the Indemnitee (at the Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnitee.
          (b) The Indemnitee agrees to preserve and provide access to all evidence in its possession or control that may be useful in defending against a Claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith at the Indemnitor’s expense. The Indemnitor’s defense of any Claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights the Indemnitor may have against the Indemnitee or any third party. So long as the Indemnitor is reasonably contesting any such Claim in good faith, the Indemnitee shall not pay or settle any such Claim.
          (c) If the Indemnitor elects not to undertake the defense of the Claim, the Indemnitee shall have the right to assume the defense of the Claim through counsel of its own choosing and contest, settle or compromise the Claim in the exercise of its exclusive discretion at the expense of the Indemnitor. All expenses incurred by the Indemnitee pursuant to this Section 7.3(c) shall be reimbursed by the Indemnitor within [. . . *** . . .] of receipt of competent written evidence of such expenses.
     7.4 Limitation on Liability. Notwithstanding anything to the contrary set forth herein, in no event shall either party hereto have any liability for consequential, incidental, special or punitive damages incurred by an Indemnitee; provided that amounts paid by an Indemnitee to a Third Party pursuant to an arbitration or court award, including the foregoing types of damages that are paid by the Indemnitee, shall be considered direct damages of the Indemnitee for which it will be entitled to indemnification from the Indemnitor pursuant to this Article 7; provided further that this Section 7.4 shall not restrict or limit a Party’s liability for breach of Section 5.1.
     7.5 Resolution of Disputed Indemnification Claim. If the Indemnitor gives the Indemnitee written notice contesting all or any portion of a Claim (a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnitee and the Indemnitor or (ii) in the absence of such a written settlement agreement within [. . . *** . . .] following receipt by the Indemnitee of the Contested Claim from the Indemnitor, by binding arbitration between the Indemnitee and the Indemnitor in accordance with the terms and provisions of Article 9.
     ARTICLE 8. TERM AND TERMINATION.
     8.1 Term. This Agreement shall become effective on the Effective Date and shall remain in full force and effect in perpetuity unless terminated pursuant to Section 8.2.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     8.2 Termination.
          (a) IDM may terminate this Agreement [. . . *** . . .] written notice to Pharmexa.
          (b) Subject to the terms and conditions set forth in this Section 8.2(b), Pharmexa may terminate this Agreement upon [. . . *** . . .] prior written notice to IDM if IDM commits a material breach of the license granted under Section 2.1 by practicing such license outside of the Field (a “Breach”) and fails to cure the Breach within [. . . *** . . .] after it receives written notice from Pharmexa; provided, however, that if the Breach cannot reasonably be cured within such [. . . *** . . .] period, but IDM commences action reasonably expected to result in a cure of the Breach and diligently continues such efforts until the cure is effected, then Pharmexa may not terminate this Agreement; and provided further that if IDM receives a written notice of termination from Pharmexa under this Section 8.2(b), and, within [. . . *** . . .] after receipt of such notice of breach, IDM in good faith disputes such allegation of Breach by written notice to Pharmexa, then such dispute shall be resolved under the procedures set forth in Article 9. If the final decision resulting from the procedures set forth in Article 9 is that a Breach occurred, then IDM shall have [. .         . *** . . .] from the date of such final decision to cure the Breach, or, if the Breach cannot reasonably be cured within such [. . . *** . . .] period, but IDM commences action reasonably expected to result in a cure of the Breach and diligently continues such efforts until the cure is effected, Pharmexa may not terminate this Agreement for so long as IDM diligently continues such efforts. If the Breach is not cured within the [. . . *** . . .] period (or such longer as provided above if it cannot be cured within [. . . *** . . .] ), Pharmexa shall have the right, at the option of Pharmexa upon written notice to IDM, to terminate this Agreement immediately. Notwithstanding anything to the contrary in Section 8.4, in the event that Pharmexa terminates this Agreement pursuant to this Section 8.2(b), such termination shall be [. . . *** . . .] resulting from any material breach by IDM of the license granted under Section 2.1, including any rights to indemnification under Article 7. Notwithstanding anything to the contrary in this Agreement, any termination of this Agreement by Pharmexa under this Section 8.2(b) shall not affect the license granted under Article 2 with respect to any IDM Cancer Product identified by IDM prior to the date of such termination (including, without limitation, EP-2101) and which was not the subject of the Breach, and IDM shall retain the non-exclusive, perpetual, royalty-free, fully paid up, worldwide license, with the right to grant sublicenses (subject to the limitations set forth in Schedule 2.1(b)), under the Licensed Technology to research, develop, make, have made, use, import, export, sell, offer for sale, promote, market, distribute, commercialize, and have sold, distributed and commercialized all such IDM Cancer Products identified by IDM prior to the date of such termination in the Field following such termination.
     8.3 Effect of Termination. Upon the termination of this Agreement, all rights to the Licensed Technology granted to IDM hereunder shall revert to Pharmexa. Any sublicenses granted hereunder by IDM shall remain in full force and effect, but shall be assigned to Pharmexa. The termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     8.4 Remedy Not Exclusive. Termination of this Agreement shall be without prejudice to any other rights or remedies a Party may have hereunder.
     8.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Pharmexa are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that IDM, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
     ARTICLE 9. DISPUTE RESOLUTION.
     9.1 Arbitration.
          (a) In the event any dispute, claim, question or difference between the Parties (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, other than Patent issues or the interpretation, application, termination or validity thereof, the Parties shall use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties. If the Parties do not reach a solution to the Dispute within a period of [. . . ***         . . .] following the first written notice of the Dispute by any Party to the other, then upon written notice by any Party to the other, the Dispute may be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect based upon the following:
               (i) the arbitration tribunal shall consist of [. . . *** . . .] appointed by mutual agreement of the Parties;
               (ii) the arbitration award shall be given in writing and shall be final and binding on the Parties, and shall deal with the question of costs of arbitration and all related matters;
               (iii) judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be;
               (iv) the arbitrator shall decide any dispute in accordance with the law governing this Agreement, including equity, and may order specific performance, injunctions and other equitable remedies; and
               (v) the arbitration will be held in San Diego, California.
          (b) Notwithstanding the commencement of arbitration under this Section 9.1, at any time either Party may proceed directly to a court of competent jurisdiction for any available injunctive or other equitable remedy to avoid irreparable harm, maintain the status quo or preserve the subject matter of an arbitration. The Parties agree that irreparable damage may

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

occur and that the Parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.
          (c) If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or arbitrator shall consider, in determining the prevailing Party, (i) which party obtains relief which most nearly reflects the remedy or relief which the Parties sought, and (ii) any settlement offers made prior to commencement of the trial in the proceeding. For any legal proceeding instituted hereunder, the parties consent to the exclusive venue of the state and federal courts located in San Diego, California.
     ARTICLE 10. MISCELLANEOUS.
     10.1 Survival. The following Sections of this Agreement shall survive the termination of this Agreement: 5.1-5.6, 6.2, 7.1-7.5, 8.2 (last sentence only), 8.3-8.5, 9.1, 10.1, 10.4, 10.7 and 10.11.
     10.2 Force Majeure. If either Party is prevented from performing any obligation hereunder by reason of fire, explosion, strike, labor dispute, casualty, accident, lack or failure of transportation facilities, epidemic, flood, earthquake, war, civil commotion, acts of terrorism, acts of God, any law, order or decree of any government or subdivision thereof or any other cause beyond the control of such Party, then such Party shall be excused from performance hereunder to the extent and for the duration of such prevention, provided it first notifies the other Party in writing of such prevention and resumes performance as soon as the condition is relieved.
     10.3 Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other Transaction Agreements (as such term is defined in the Asset Purchase Agreement), constitute the entire agreement between the Parties concerning the subject matter hereof and may not be modified or amended except in writing signed by both Parties. All agreements or arrangements between the Parties executed prior to the date hereof, whether written or oral, relating to the subject matter hereof are hereby cancelled and superseded.
     10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights and obligations in and under this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld; provided however, that (i) a Party may assign this Agreement to any of its Affiliates and (ii) a Party may assign this Agreement to any person or entity that acquires such Party or the business of the Party to which this Agreement pertains, whether by purchase of all or substantially all of its assets, purchase of equity, merger or otherwise. Any such assignee must agree in writing to the assumption of the assignor’s obligations under this Agreement. Notwithstanding the foregoing, in the event that IDM assigns this Agreement pursuant to the preceding subsection (ii) or if this Agreement is assigned in connection with the bankruptcy or liquidation of IDM, then (A) the license granted in Section 2.1(a) shall become [. . . *** . . .] and (B) the parties will negotiate in good faith the terms of a non-exclusive, perpetual, worldwide license for IDM (the “New License”), with the right to grant sublicenses (subject to the limitations set forth in Schedule 2.1(b)), under the Licensed Technology to research, develop, make, have made, use, import, export, sell, offer for sale, promote, market, distribute, commercialize, and have sold, distributed and commercialized [. . . *** . . .] .
     10.5 Waivers. No waiver of any breach or default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent breach or default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
     10.6 Severance. If any provision of this Agreement is found to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. In the event the invalid, illegal or unenforceable provision is material in the context of this Agreement, the Parties shall in good faith agree to a mutually satisfactory replacement which accomplishes, to the extent possible, the original business purpose and intent of the invalid, illegal or unenforceable provision in a valid and enforceable manner.
     10.7 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of an internationally recognized courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to IDM:	If to Pharmexa:
IDM Pharma, Inc.	Pharmexa, Inc.
9 Parker, Suite 100	5820 Nancy Ridge Drive
Irvine, CA 92618-1605	San Diego, CA 92121
USA	USA
Attn: Jean-Loup Romet-Lemonne, M.D.	Attn: Chief Executive Officer

With a copy to:	With copies to:

Cooley Godward LLP	Pharmexa A/S

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

4401 Eastgate Mall	Kogle Allé 6
San Diego, CA 92121-1909	DK-2970 Hørsholm
USA	Denmark
Attn: Barbara L. Borden,Esq.	Attn: Chief Financial Officer

and

Nordlicht & Hand
645 Fifth Avenue
New York, NY 10022
USA
Attn: Brian M. Hand, Esq.
     10.8 Costs. Except as otherwise set forth herein, Pharmexa and IDM shall each be responsible for and bear all of its own costs and expenses (including without limitation attorneys’ fees and costs, accountants’ fees and costs, other professionals’ fees and costs) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.
     10.9 Article and Section Headings and Gender. The Article and Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. All references in this Agreement to Articles, Sections and Schedules refer to Articles, Sections and Schedules to this Agreement. The use of masculine or any other pronoun herein when referring to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.
     10.10 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.
     10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.
     10.12 Mutual Drafting. This Agreement constitutes the joint product of the Parties hereto. Each provision has been subject to the mutual consultation and agreement of such Parties and shall not be construed for or against either of them based on authorship.
     10.13 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
- Continued on Page 16-

EXECUTION PAGE
PADRE® LICENSE AGREEMENT
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

IDM PHARMA, INC.		PHARMEXA, INC.

By: /s/ Robert De Vaere		By: /s/ Marc Hertz
Name:	Robert De Vaere	Name:	Marc Hertz
Title:	Chief Financial Officer	Title:	CEO

SCHEDULE A
LICENSES AND OTHER AGREEMENTS
[. . . *** . . .]

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SCHEDULE B
LICENSED PATENTS
[. . . *** . . .]

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

[. . . *** . . .]

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)